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                                                                   EXHIBIT 10.38

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into May 21, 1996 between Ambassador Apartments, Inc., a Maryland corporation ("Employer") and the sole general partner of Ambassador Apartments, L.P. a Delaware limited partnership (the "Operating Partnership") (Employer and the Operating Partnership are sometimes together referred to as the "Company"), and Tom Coorsh, an individual domiciled in the State of Illinois ("Executive").

                                R E C I T A L S

         A. The Company is engaged primarily in the acquisition, development, construction, renovation, leasing, ownership and management of multifamily apartment properties throughout the United States.

         B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience and background to the management and operation of Employer.

         C. Executive wishes to commit himself to serve the Company in the position set forth herein on the terms herein provided.

         D. The parties wish by this Agreement to set forth the terms and condition of the employment relationship between Employer and Executive.

Employer and Executive hereby agree as follows:

         1. EMPLOYMENT AND DUTIES. During the Employment Term (as defined in
Section 2), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as Senior Vice President of Employer on the terms and conditions provided in this Agreement. Executive shall conduct, operate, manage and promote the business of the Company, and exercise such other powers and authority as are customarily inherent in a similar position in a comparable publicly held entity or as provided by the By-laws of Employer ("By-laws"). The Board of Directors of Employer (the "Board") may from time to time further define and clarify Executive's duties and services hereunder or under the By-laws in a manner consistent with the scope of work set forth herein. Executive agrees to devote his best efforts and substantially all of his business time, attention, energy and skill to performing his duties to Employer under this Agreement.





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         2. TERM. THE INITIAL term of this Agreement (the "Initial Term") shall commence on June 17, 1996 (the "Effective Date") and expire on December 31,
1996 (the "Scheduled Termination Date"), provided, that this Agreement shall extend automatically for one-year terms following the Initial Term, (each a "Renewal Term" and, together with the Initial Term, the "Employment Term"), unless either party shall give the other party, prior to 120 days before the end of the Initial Term or respective Renewal Term, written notice of its intention to terminate this Agreement.

3.       COMPENSATION AND RELATED MATTERS.

         (a) BASE SALARY. As compensation for performing the services required by this Agreement, and during the Employment Term, Employer shall pay to Executive an annual salary of no less than $130,000 ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel implemented by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state and local taxes. Increases in Base Compensation, if any, shall be determined by the Board or the Compensation and Benefits Committee of the Board (the "Committee") based on periodic reviews of Executive's performance conducted on at least an annual basis.

         (b) BONUS. In addition to Base Compensation, the Board or the Committee in its sole and absolute discretion may, but shall in no event be obligated to, authorize the payment of a bonus to the Executive, payable in cash or shares of Common Stock of the Employer ("Common Stock"), based upon achievement of corporate and individual performance objectives established by the Board or the Committee, as applicable.

         (C) BENEFITS. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates) according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan in return for his participation in (x) a nonqualified deferred





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compensation plan or (y) an arrangement providing substantially comparable benefits under a plan that is either a qualified or nonqualified plan under the Code, at Employer's option.

         (d) VACATION AND LEAVES OF ABSENCE. Executive shall be entitled to three weeks of paid vacation leave during each 12-month period and paid holidays in accordance with Employer's established policies. In addition to the foregoing, Executive may be granted leaves of absence with or without pay for such other reasons as shall be mutually agreed upon by the Board and Executive.

         (e) EXPENSES. Executive shall be reimbursed, subject to the Company's receipt of invoices or similar records as the Company may reasonably request in accordance with its policy and procedures, for all reasonable and necessary expenses incurred by the Executive in the performance of his duties hereunder.

4. STOCK OPTION PLAN.

         (a) INITIAL GRANT OF OPTIONS. Employer has established a stock incentive plan in the form included as an Exhibit to the Registration Statement (the "Stock Incentive Plan"). The Stock Incentive Plan initially provides, among other things, for the issuance from time to time of options to purchase an aggregate of up to 425,000 shares of Common Stock ("Options''). On the Effective Date, Employer shall grant to Executive 15,000 Options (the "Initial Grant'') that will vest on December 31, 1996 and, to the extent vested and subject to Section 4(c), shall be exercisable at the public closing price of the Common Stock on May 31, 1996.

         (b) STATUS AND EXERCISE OF OPTIONS UPON TERMINATION OF EMPLOYMENT. If Executive leaves his employment with the Company for any reason set forth in
Section 5(a)(i), 5(b)(i) or 5(c), all his invested Options shall automatically and fully vest. If Executive leaves his employment with Employer for any reason other than as set forth in 5(a)(i), 5(b)(i) or 5(c), all invested Options shall be forfeited. Upon Executive Is termination of employment, Executive (in the case of his death, Executives personal representative or heirs) shall be entitled to exercise all Options vested as of the date of termination of employment at any time during the 90 days following the date of termination of employment, or one year following the date of termination of employment in the case of death or disability, but in no event later than the applicable unexpired exercise period set forth in the Stock Incentive Plan.





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         (c) GENERAL PROVISIONS. It is acknowledged and agreed that the terms and conditions of any Options issued to Executive shall be governed by the Stock Incentive Plan except to the extent inconsistent with this Agreement, in which case this Agreement controls. The grant of the Options contemplated by this Section 4 shall not preclude Executive's participation in or under any other incentive compensation program applicable to senior executive officers of Employer, and Executive shall participate in any incentive compensation program uniformly applicable to all senior executive officers of Employer (as opposed to individually negotiated arrangements). The Options granted under Section 4(a) hereof shall be for a term ending August 31, 2004.

5. TERMINATION AND TERMINATION BENEFITS.

         (a) TERMINATION BY EMPLOYER. (i) WITHOUT CAUSE. Employer may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon two weeks' prior written notice to Executive. Employer may elect to require Executive to continue his employment under this Agreement for a period up to 60 days. In connection with the termination of Executive's employment pursuant to this Section 5(a)(i), Executive shall (A) be paid his Base Compensation and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of such termination and (B) receive the Termination Compensation specified in Section 5(d).

         (ii) WITH CAUSE. Employer may terminate this Agreement with cause immediately with written notice to Executive. Employer may elect to require Executive to continue to perform his duties under this Agreement for a period up to 30 days following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(a)(ii), Executive shall (A) be paid his Base Compensation up to the effective date of such termination, (B) forfeit his entitlement to any bonus otherwise payable to him in accordance with Section 3(b) and (c) be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of such termination. For purposes of this Section 5(a)(ii), "cause" shall mean a finding by the Board:

         (x) that the Executive has materially harmed the Company, the Operating Partnership or any entity in which the Company or the Operating Partnership owns an interest through an act of dishonesty or material conflict of interest which relates to the performance of Executive's duties hereunder,





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         (y) that Executive was convicted of a felony,

or

         (z) that Executive failed to perform in any material respects his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

         (iii) DISABILITY. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four consecutive months to perform the duties required by this Agreement, Employer may terminate this Agreement upon 30 days' written notice to Executive. In such event, Executive shall (A) continue to receive his Base Compensation payable to him in accordance with Section 3(a) and be entitled to the benefits set forth in Sections 3(c) (or the after tax cash equivalent thereof), 3(d) and 3(e) up to the effective date of such termination, (B) be paid any bonus otherwise payable to him in accordance with Section 3(b) and (c) receive the Termination Compensation specified in Section 5(d). This Section 5(a)(iii) shall not limit the entitlement of Executive, his estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

         (b) TERMINATION BY EXECUTIVE. (i) WITH GOOD REASON OR AFTER CHANGE OF CONTROL. Executive may terminate this Agreement with good reason or within six months following any change of control of Employer upon written notice to Employer. At the election of Employer, Executive shall continue his employment under this Agreement for a period up to 30 days following notice of termination. In such event, Executive shall (A) be paid his Base Compensation and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of such termination and (B) receive the Termination Compensation specified in Section 5(d).

For purposes of this Section 5(b)(i):

"good reason" shall mean (x) the breach by Employer of any of its obligations hereunder and the failure of Employer to cure such





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breach within 30 days after receipt by the Company of a written notice from
Executive specifying in reasonable detail the nature of the breach or (y) any material diminution in the scope of Executive's responsibilities and duties; and

a "change of control" shall be deemed to have occurred if:

         (1) any "person" (as such term-is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) a corporation owned directly or indirectly by the stockholders of Employer in substantially the same proportions as their ownership of stock of Employer, or controlled directly or indirectly by the stockholders of Employer, or (c) David M. Glickman, Richard F. Cavenaugh, or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under said
Act), directly or indirectly, of securities of Employer representing 50% or more of the total voting power represented by Employer's then outstanding securities which vote generally in the election of directors (referred to herein as "Voting Securities");

         (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

         (3) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or

         (4) the stockholders of Employer approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of (in one transaction or a series of transactions) all or substantially all of Employer's assets.

         (ii) WITHOUT GOOD REASON. Executive may terminate this Agreement at any time for any reason or for no reason at all upon 60 days' written notice to Employer, during which period Executive shall





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continue to perform his duties under this Agreement if Employer so elects, provided, that, by written notice to Executive, Employer shall have the right to accelerate the effective date of such termination to any date following Executive's notice of termination (including the day on which such notice is given). In connection with the termination of Executive's employment pursuant to this Section 5(b)(ii), Executive shall be paid his Base Compensation and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) up to the effective date of termination, but shall not be entitled to receive the Termination Compensation specified in Section 5(d).

         (c) DEATH. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In this event, Executive's estate shall not be entitled to receive the Termination Compensation specified in Section 5(d), but shall be entitled to any bonus otherwise payable to Executive by reason of Executives performance up to the date of Executive's death in accordance with Sections 3(a) and 3(b). This
Section 5(c) shall not limit the entitlement of Executive under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

         (d) TERMINATION COMPENSATION. In the event of a termination of this Agreement pursuant to Section 5(a)(i), 5(a)(iii) or 5(b)(i), Employer shall pay to Executive, within 30 days of termination, an amount in one lump sum ("Termination Compensation") equal to 50% of Executive's annual Base Compensation as of the effective date of termination.

6. COVENANTS OF EXECUTIVE.

         (a) NO CONFLICTS. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts his acceptance of this Agreement and performance of his duties with Employer hereunder.

         (b) RESTRICTIVE COVENANT. During the Employment Term and, except as set forth in the last sentence of this Section 6(b), for a period of one year following the termination of the Employment Term (the Employment Term and such one-year period are referred to together as the "Restrictive Period"), except as a passive investor and except for investments held at the date hereof and identified on Exhibit A, the Executive shall not engage in, directly or indirectly, or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, the acquisition, development, construction, renovation,





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leasing, ownership or management of multifamily apartment properties in the
Territory. For purposes of this Agreement,

a "PASSIVE INVESTMENT" is an investment where (i) Executive beneficially holds an equity interest in such investment which is no greater than 5` of all equity interests in such entity or venture, whether or not such entity or venture is subject to the reporting requirements of the Securities Exchange Act of 1934 and (ii) Executive's return is based in all material aspects upon the money or other assets invested and as to which no services are provided;

a "PRINCIPAL MARKET" is a geographic market area in which the Company, directly or indirectly through the Operating Partnership or any of their respective subsidiaries or affiliates (collectively, the "Group"), during the Employment Term and, for purposes of the Restrictive Period following the termination of the Employment Term, on the last day of the Employment Term, (i) owns or manages more than 700 apartment units or (ii) (A) owns or manages, or has a binding agreement to acquire or develop, not less than 250 apartment units and
(B) has a current plan, approved by the Company's Board of Directors in good faith and not for the purpose of increasing the scope of this provision, to own or manage more than 700 apartment units during the following 12-month period; and

"TERRITORY" means (i) during the Employment Term, anywhere in the world, and
(ii) during the one-year period following the termination of the Employment Term, the Principal Market.

         The provisions of this Section 6(b) shall be of no further force or effect in the event of a termination of Executive's employment by Employer pursuant to Section 5(a)(i), or by Executive pursuant to Section 5(b)(i) within six months following a change of control of Employer.

         (c) NO SOLICITATION. During the Restrictive Period, Executive shall not, directly or indirectly, solicit or contact any employee of any member of the Group with a view to inducing or encouraging such employee to leave the employ of the Company or such other person for the purpose of being hired by Executive, an employer affiliated with Executive or any competitor of any member of the Group.

         (d) NON-DISCLOSURE. Executive shall not disclose or use, during the Restrictive Period or any time thereafter, except in the pursuit of the Business for or on behalf of the Group, any Trade Secret (as hereafter defined) of the Group, whether such Trade Secret is in





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Executive's memory or embodied in writing or other physical form. For his
Section 6(d), "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to the Group from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, tenant lists and other proprietary commercial information. However, the term 'Trade Secrets" shall not include general 'know-how" information acquired by Executive during the course of his employment which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to the Group.

         (e) RETURN OF DOCUMENTS. Upon termination of employment, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive's possession or under his control, but specifically excluding personal effects of Executive such as his personal rolodex and diary.

         (f) ACKNOWLEDGMENT. Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of Employer and other members of the Group. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 6 are fair and reasonable, are minimally necessary to protect Employer, other members of the Group, the stockholders of Employer and the public from the unfair acquisition of Executive who, as a result of his employment with Employer, will have had unlimited access to the most confidential and important information of Employer, other members of the Group, and the business and future plans of the Group.

         7. PRIOR AGREEMENT. This Agreement supersedes and is In lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

         8. ASSIGNMENT. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder to any member of the Group, and to any





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other person provided that substantially all of the assets of the Company are also transferred to such other person.

         9. SUCCESSOR TO EMPLOYER. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business or assets of the Company, as the case may be, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

         10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by overnight courier service, or by facsimile transmission, in any case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

         (a)     if to Executive, to:

                 Tom Coorsh
                 4335 Lindenwood
                 Northbrook, IL 60062

         (b)     if to Employer, to:

                 Ambassador Apartments
                 77 West Wacker Drive, Suite 4040
                 Chicago, IL 60601
                 Attention: President
                 Telephone: (312) 917-1600
                 Facsimile: (312) 917-0910





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         With a copy to:

         Anne Larson
         Connelly, Sheeran & Moran
         350 North LaSalle Street, Suite 750
         Chicago, IL 60610
         Telephone: (312) 321-1969
         Facsimile: (312) 321-1968

         11. AMENDMENT. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

         12. WAIVER OF BREACH. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         13. SEVERABILITY. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

         14. OPPORTUNITY TO EMPLOY COUNSEL. Executive acknowledges receipt of a copy of this Agreement prior to his employment by Employer and also acknowledges that he has had ample time and opportunity to employ counsel of his choice to provide advice concerning the terms and conditions of this Agreement and Executive's prospective employment with Employer.

         15. EQUITABLE RELIEF. In the event of any breach by either party of any of the covenants contained in this Agreement, including, without limitation, any covenant contained in Section 6, it is specifically understood and agreed that the other party shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and,





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in the case of Employer, to notify any employer or prospective employer of
Executive as to the terms and conditions hereof.

         16. INDEMNIFICATION. Executive shall indemnify the Company for any and all consequential damages, costs and expenses resulting from any of his acts or omissions that constitute bad faith, willful or intentional conduct that cause harm to the Company's business or reputation. Executive also shall indemnify the Company for any and all consequential damages, costs and expenses resulting from his acts of omission constituting reckless disregard of his duties to the Company following notice thereof by either Employer or the Operating Partnership after either becomes aware of such conduct and Executive's failure to so cure within 30 days.

         17. GOVERNING LAW. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

         18. NOTICE OF FUTURE EMPLOYMENT. Executive agrees that during the 12 consecutive months immediately following the termination of this Agreement, Employee will within 14 days of each instance of new employment, notify Employer in writing of the identify of his new employer and the job title associated with such employment.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                     AMBASSADOR APARTMENTS, INC.



                            By:        /s/ David M. Glickman
                                       ---------------------------------
                                       David M. Glickman
                                       Chairman of the Board and
                                       Chief Executive Officer




                                       /s/ Thomas J. Coorsh
                                       ---------------------------------
                                       Tom Coorsh





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                                   EXHIBIT A
                                       to
                              EMPLOYMENT AGREEMENT

NONE





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